            Supplement to Offer to Purchase Dated November 3, 1995

                             PX ACQUISITION CORP.
                         a Wholly Owned Subsidiary of
                                 PRAXAIR, INC.
           Has Increased the Price of its Offer to Purchase for Cash
   All Outstanding Shares of Common Stock (Including the Associated Rights)

                                      of
                             CBI INDUSTRIES, INC.

                                      to
                             $33.00 NET PER SHARE

        THE EXPIRATION DATE OF THE OFFER HAS BEEN AMENDED SUCH THAT THE
          OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                            NEW YORK CITY TIME, ON
           THURSDAY, JANUARY 11, 1996, UNLESS THE OFFER IS EXTENDED.

                                ---------------

 THE  BOARD  OF  DIRECTORS  OF  CBI  INDUSTRIES,  INC.  (THE  "COMPANY")  HAS
  UNANIMOUSLY  DETERMINED THAT EACH  OF THE OFFER  AND THE MERGER  DESCRIBED
    HEREIN IS FAIR TO,  AND IN THE BEST INTERESTS  OF, THE STOCKHOLDERS OF
     THE COMPANY, HAS APPROVED THE  MERGER AGREEMENT AND THE TRANSACTIONS
       CONTEMPLATED THEREIN,  INCLUDING THE  OFFER AND THE  MERGER, AND
        RECOMMENDS  THAT  STOCKHOLDERS  ACCEPT THE  OFFER  AND  TENDER
          THEIR SHARES PURSUANT TO THE OFFER.

 THE OFFER IS CONDITIONED UPON, AMONG  OTHER THINGS, THERE BEING TENDERED AND
   NOT WITHDRAWN  PRIOR TO  THE  EXPIRATION DATE  AT  LEAST THAT  NUMBER OF
    SHARES  (AS DEFINED  BELOW) THAT  WOULD  REPRESENT A  MAJORITY OF  ALL
      OUTSTANDING  SHARES ON  A  FULLY  DILUTED  BASIS  ON  THE DATE  OF
       PURCHASE  (THE "MINIMUM  TENDER CONDITION"). THE  OFFER IS  ALSO
         SUBJECT TO OTHER TERMS  AND CONDITIONS. SEE THE INTRODUCTION
          AND  SECTION 8 OF THIS SUPPLEMENT. THE OFFER IS  NO LONGER
            SUBJECT TO THE FINANCING CONDITION.

     ON DECEMBER 22,  1995, PRAXAIR,  INC., PX ACQUISITION  CORP. AND  THE
          COMPANY ENTERED INTO  THE MERGER AGREEMENT.  THE TERMS  AND
               CONDITIONS   OF   THE   MERGER   AGREEMENT    ARE
                    SUMMARIZED  IN   SECTION  7   OF   THIS
                         SUPPLEMENT.

                                ---------------

                                   IMPORTANT
  Any stockholder desiring to tender all or any portion of such stockholder's Shares (including the associated Rights) should either (i) complete and execute either the original (yellow) or revised (green) Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the Instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares, and, if separate, the certificate(s) representing the associated Rights, and any other required documents to the Depositary, or, tender such Shares (and Rights, if applicable) pursuant to the procedures for book-entry transfer set forth in
Section 2 of the Offer to Purchase (as defined below) or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

  A stockholder who desires to tender his Shares and Rights, and whose certificates for such Shares (and Rights, if applicable) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date may tender such Shares and Rights by following the procedures for guaranteed delivery set forth in Section 2 of the Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Additional copies of this Supplement, the Offer to Purchase, the revised (green) Letter of Transmittal, the revised (blue) Notice of Guaranteed Delivery and other materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                                ---------------

                     The Dealer Manager for the Offer is:
                                CS First Boston
December 28, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION..............................................................   1
THE TENDER OFFER..........................................................   3
1.Amended Terms of the Offer; Expiration Date.............................   3
2.Price Range of Shares; Dividends........................................   3
3.Certain Information Concerning the Company..............................   4
4.Certain Information Concerning the Purchaser and Praxair................   4
5.Background of the Offer since November 3, 1995; Contacts with the
Company...................................................................   5
6.Plans for the Company...................................................   8
7.The Merger Agreement....................................................   8
8.Certain Conditions to the Offer.........................................  15
9.Source and Amount of Funds..............................................  18
10.Certain Legal Matters; Required Regulatory Approvals...................  18
11.Miscellaneous..........................................................  18

  To the Holders of Common Stock (including the Associated Rights) of CBI Industries, Inc.:

                                 INTRODUCTION

  The following information amends and supplements the Offer to Purchase, dated November 3, 1995 (the "Offer to Purchase"), of PX Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Praxair, Inc., a Delaware corporation ("Praxair"). Pursuant to this Supplement, the Purchaser is now offering to purchase all outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of CBI Industries, Inc., a Delaware corporation (the "Company"), at a purchase price of $33.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related revised (green) Letter of Transmittal (which together constitute the "Offer"). Unless the context requires otherwise, references herein to Shares shall include the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent, and, unless the Distribution Date (as defined in the Offer to Purchase) occurs, any tender of Shares shall constitute a tender of the associated Rights attached thereto. All references herein to "Rights" shall include all benefits that inure to holders of the Rights pursuant to the Rights Agreement. Except as otherwise set forth in this Supplement and in the revised (green) Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase and the related original (yellow) Letter of Transmittal remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context otherwise requires, terms not defined herein have the meanings ascribed to them in the Offer to Purchase.

  Procedures for tendering Shares are set forth in Section 2 of the Offer to Purchase. Tendering stockholders may continue to use the original (yellow) Letter of Transmittal and the original (gray) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or the revised (green) Letter of Transmittal and the revised (blue) Notice of Guaranteed Delivery circulated with this Supplement. While the Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the amended Offer (including the amendments and supplements made by this Supplement) and will receive the increased Offer price per Share described in this Supplement if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer.

  SHARES PREVIOUSLY VALIDLY TENDERED AND NOT WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $33.00 PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED. SEE SECTION 3 OF THE OFFER TO PURCHASE FOR THE PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE OFFER.

  The Company, the Purchaser and Praxair have entered into an Agreement and Plan of Merger, dated as of December 22, 1995 (the "Merger Agreement"), which provides for, among other things, (i) an increase in the price per Share to be paid pursuant to the Offer from $32.00 per Share to $33.00 per Share, net to the seller in cash, (ii) the amendment and restatement of the conditions to the Offer as set forth in their entirety in Section 8 of this Supplement,
(iii) the amendment to the Offer such that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 11, 1996 and
(iv) the merger of the Purchaser with and into the Company (the "Merger") as promptly as is practicable following the consummation of the Offer. In the Merger, each Share issued and outstanding immediately prior to the Merger (other than any Shares held by Praxair, the Purchaser, any subsidiary of Praxair or the Purchaser, in the treasury of the Company, or by any subsidiary of the Company and other than any Dissenting Shares (as such term is defined in the Merger

Agreement)) shall be converted into the right to receive $33.00 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.

  THE BOARD OF DIRECTORS (THE "BOARD") OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Pursuant to the Merger Agreement, the Company has covenanted to Praxair and the Purchaser that it, acting through its Board, shall take all necessary action (and shall notify Praxair of any such actions taken) prior to the Expiration Date (as defined below) including, without limitation, supplementing or amending the Rights Agreement to ensure that, so long as the Merger Agreement has not been terminated, the Offer is a "Permitted Tender Offer" (as defined in the Rights Agreement) (it being understood that the Company shall amend the definition of "Permitted Tender Offer" in the Rights Agreement), no "Distribution Date" (as defined in the Rights Agreement) will occur and Section 11.1(b) of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Offer or the execution or delivery of the Merger Agreement with the effect that none of such events will trigger the exercisability of the Rights or the separation of the Rights from the certificates to which they are attached. So long as the Merger Agreement has not been terminated, the Board shall also take all further action (in addition to that referred to above) requested in writing by Praxair or Purchaser (including redeeming the Rights immediately prior to the Effective Time (as defined in the Merger Agreement) or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement. As a result of such amendments, the Rights will continue to be evidenced by certificates for the Shares and the requirement for a separate tender of Rights described in the Offer to Purchase will not apply unless a Distribution Date occurs for reasons unrelated to the Offer and the Merger.

  On December 7, 1995, Praxair announced that it had entered into the Credit Agreement (as defined below), and that the Financing Condition has been satisfied.

  The Offer is subject to the fulfillment of, among other things, the following condition:

  Minimum Tender Condition. CONSUMMATION OF THE OFFER IS CONDITIONED (THE "MINIMUM TENDER CONDITION") UPON THERE BEING TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 OF THIS SUPPLEMENT) AT LEAST THAT NUMBER OF SHARES THAT WOULD REPRESENT A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. FOR PURPOSES OF THE OFFER, "ON A FULLY DILUTED BASIS" MEANS, AS OF ANY DATE, THE NUMBER OF SHARES OUTSTANDING TOGETHER WITH SHARES THAT THE COMPANY IS REQUIRED TO ISSUE PURSUANT TO OBLIGATIONS OUTSTANDING AT THAT DATE UNDER CONVERTIBLE SECURITIES, STOCK OPTIONS OR OTHERWISE. CERTAIN OTHER TERMS AND CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 8 OF THIS SUPPLEMENT.

  On December 26, 1995, there were outstanding 38,703,969 Shares and 3,429,842 Convertible Preferred Shares. According to the Restated Company Certificate of Incorporation and representations and warranties made by the Company in the Merger Agreement, each Convertible Preferred Share is convertible into 1.5 Shares. In addition, there were 1,284,450 Shares subject to issuance pursuant to outstanding stock options. As a result, the Minimum Tender Condition would be satisfied if at least 22,566,592 Shares were validly tendered and not withdrawn prior to the Expiration Date.

  THIS SUPPLEMENT, THE OFFER TO PURCHASE AND THE RELATED REVISED (GREEN) LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. AMENDED TERMS OF THE OFFER; EXPIRATION DATE. Pursuant to the Merger Agreement, the Offer has been amended. The price per Share to be paid pursuant to the Offer has been increased from $32.00 per Share to $33.00 per Share, net to the seller in cash, upon the terms and subject to the conditions of the Offer. All stockholders whose Shares are validly tendered and not withdrawn and accepted for payment pursuant to the Offer (including Shares tendered and not withdrawn prior to the date of this Supplement) will receive the increased price.

  As a result of an amendment to the Rights Agreement to be executed by the Company pursuant to the Merger Agreement, so long as the Merger Agreement has not been terminated the Distribution Date will not occur as a result of the announcement, commencement or consummation of the Offer or the execution or delivery of the Merger Agreement. The Rights will continue to be evidenced by certificates for the Shares and the requirement for a separate tender of Rights described in the Offer to Purchase will not apply unless a Distribution Date occurs.

STOCKHOLDERS WILL BE REQUIRED TO TENDER TWO-THIRDS (2/3) OF A RIGHT (SUBJECT TO ADJUSTMENT) FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES UNDER THE OFFER. ACCORDINGLY, STOCKHOLDERS WHO SELL THEIR RIGHTS SEPARATELY FROM THEIR SHARES, IN THE EVENT OF A DISTRIBUTION DATE, AND DO NOT OTHERWISE ACQUIRE RIGHTS MAY NOT BE ABLE TO SATISFY THE REQUIREMENTS OF THE OFFER FOR A VALID TENDER OF SHARES. UNLESS A DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF THE ASSOCIATED RIGHTS.

  Pursuant to the Merger Agreement, the Offer has been amended such that the Offer will expire at 12:00 midnight, New York City time, on Thursday, January 11, 1996, unless and until the Purchaser, subject to the provisions of the Merger Agreement, shall have extended the period during which the Offer is open (the term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, January 11, 1996 or any later time and date at which the Offer, as so extended by the Purchaser, shall expire). As of the close of business on December 27, 1995, 12,933,232 Shares had been tendered into the Offer. See Section 7 of this Supplement for a description of the provisions of the Merger Agreement regarding extensions of the Offer by the Purchaser.

  The Offer is conditioned upon satisfaction of the Minimum Tender Condition described above in the Introduction and each of the conditions described in
Section 8 of this Supplement. The Purchaser reserves the right (but shall not be obligated), subject to the provisions of the Merger Agreement, to waive any or all of such conditions (other than the Minimum Tender Condition).

  The Company is providing the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Supplement, the revised (green) Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by the Purchaser following receipt of such lists from the Company.

  2. PRICE RANGE OF SHARES; DIVIDENDS. The reported high and low sale prices for the Shares on the New York Stock Exchange, Inc. ("NYSE") Composite Tape during the fourth quarter (through December 27, 1995) of the year ending December 31, 1995 were $34.00 and $19.00, respectively. On December 15, 1995, the Company paid a $0.12 dividend per Share, which was declared on October 11, 1995. On December 21, 1995, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NYSE Composite Tape for the Shares was $32.25. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  See Section 7 of this Supplement for a discussion of certain limitations contained in the Merger Agreement on the ability of the Company to declare and pay dividends.

  3. CERTAIN INFORMATION CONCERNING THE COMPANY. The selected financial information of the Company and its consolidated subsidiaries set forth below has been excerpted and derived from the Company's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1995 and the quarter ended September 30, 1994. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by the Company with the Securities and Exchange Commission (the "Commission") and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manner set forth in Section 8 of the Offer to Purchase.

                             CBI INDUSTRIES, INC.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     NINE MONTHS ENDED
                                                  ----------------------------
                                                  SEPTEMBER 30, SEPTEMBER 30,
                                                      1995           1994
                                                  ------------- --------------
                                                        (UNAUDITED)
SUMMARY OF EARNINGS DATA:
  Revenues.......................................    $1,385,716 $1,361,064
  Income from operations.........................       115,977    104,638
  Income before taxes and minority interest......        79,608     75,751
  Net income to holders of Shares................        27,733     28,107
  Net income per Share...........................          0.73       0.74
  Net income per fully diluted Share.............          0.67       0.69
BALANCE SHEET DATA:(1)
  Total assets...................................    $2,124,373 $1,989,769
  Current assets.................................       541,116    525,969
  Current liabilities............................       351,618    369,873
  Long-term debt.................................       716,331    680,190
  Common stockholders' equity....................       696,814    671,674

--------
(1) At period end.

  Neither Praxair nor the Purchaser takes responsibility for the accuracy or completeness of information contained in this Supplement with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

  4. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PRAXAIR. The Purchaser, a Delaware corporation, which is a wholly owned subsidiary of Praxair, was organized to acquire the Company and has not conducted any unrelated activities since organization. The principal office of the Purchaser is located at the principal office of Praxair. All outstanding shares of capital stock of the Purchaser are owned by Praxair.

  Praxair is the largest supplier of industrial gases in North and South America and one of the three largest worldwide. The gases find wide use in the primary metals, metal fabrication, chemicals, medical, electronics, petroleum refining, aerospace, food processing, oil and gas, glass, environmental remediation, printing and pulp and paper industries.

  Praxair's industrial gases business began in 1907 with the founding of the Linde Air Products Company, the first company in the United States to produce oxygen from air using a cryogenic process. Praxair has been, and continues to be, a major technological innovator in the industrial gases industry and has done much to create value for its customers by developing new applications for industrial gases and to open new markets by lowering the cost of supply.

  The selected financial information of Praxair and its consolidated subsidiaries set forth below has been excerpted and derived from Praxair's Quarterly Reports on Form 10-Q for the quarter ended September 30, 1995 and the quarter ended September 30, 1994. More comprehensive financial and other information is included in such reports (including management's discussion and analysis of results of operations and financial position) and in other reports and documents filed by Praxair with the Commission and the financial information set forth below is qualified in its entirety by reference to such reports and documents filed with the Commission and all of the financial statements and related notes contained therein. These reports and other documents may be examined and copies thereof may be obtained in the manners set forth in Section 9 of the Offer to Purchase.

                                 PRAXAIR, INC.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                          NINE MONTHS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1995          1994
                                                     ------------- -------------
                                                             (UNAUDITED)
SUMMARY OF EARNINGS DATA:
  Sales............................................. $       2,339 $       1,989
  Income from operations............................           411           328
  Income before taxes and minority interests........           323           249
  Net income to common stockholders.................           196           148
  Net income per share of common stock..............          1.37          1.06
BALANCE SHEET DATA:(1)
  Total assets...................................... $       3,929 $       3,423
  Current assets....................................           890           800
  Current liabilities...............................         1,016           747
  Long-term debt....................................           936           963
  Common stockholders' equity.......................         1,048           817

--------
(1) At period end.

  5. BACKGROUND OF THE OFFER SINCE NOVEMBER 3, 1995; CONTACTS WITH THE COMPANY. On November 16, 1995, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Commission stating that the Board unanimously recommended that the Company's stockholders reject the Offer and not tender any Shares pursuant thereto. The Schedule 14D-9 also stated that the Company was in the preliminary stages of discussion and negotiation concerning a possible extraordinary transaction involving the Company, having entered into confidentiality and standstill agreements concerning the furnishing of confidential information to parties indicating an interest in such a transaction and having responded to due diligence inquiries. The Schedule 14D-9 stated that, in addition, the Company had preliminary discussions with other parties regarding their potential interest in such a transaction.

  On November 17, 1995, Praxair sent the following letter to the Company:

                                                              November 17, 1995

Mr. John E. Jones
Chairman, President
 and Chief Executive Officer
CBI Industries, Inc.
800 Jorie Boulevard
Oak Brook, Illinois 60521-2268

Dear John:

  As CBI Industries, Inc. ("CBI") indicated in its Solicitation/Recommendation Statement on Schedule 14D-9, dated November 16, 1995, CBI is actively exploring alternatives to maximize stockholder value. In that regard, CBI has
(i) entered into agreements concerning the furnishing of confidential information to other parties, (ii) responded to due diligence inquiries and
(iii) had preliminary discussions with other parties regarding such other parties' potential interest in entering into, among other things, an extraordinary transaction with CBI.

  As stated in my letter to you, dated October 27, 1995, our offer to acquire CBI at $32 per share is based on publicly available information. We object strongly to the provision by CBI of non-public information relating to CBI or any of its subsidiaries and access to any individuals within CBI or any of its subsidiaries to any other party interested in the purchase of or a business combination with CBI without the contemporaneous provision of such information and access to Praxair, Inc. ("Praxair").

  We believe that in connection with any discussions regarding the possible sale of CBI, it is the fiduciary duty of the CBI Board of Directors to maximize the value of CBI for its stockholders. We additionally believe that to do so (and to properly discharge such fiduciary duty) the CBI Board of Directors must, among other things, ensure that all interested parties are placed on a "level playing field" with regard to non-public information and access to individuals. In this regard, Praxair is prepared to promptly enter into a standard confidentiality agreement, which agreement would not, of course, contain any inappropriate provisions restricting our ability to make offers to or otherwise communicate with CBI or its stockholders.

  In addition, we are amending our complaint in Delaware to require that CBI maintain a "level playing field" and provide non-public information and access to individuals on a comparable and contemporaneous basis.

  Please provide to us such a confidentiality agreement and, subsequent to the execution thereof, any non-public information and access to individuals which have already been provided to other interested parties. Additionally, please implement proper procedures to ensure that Praxair receives at least contemporaneously all such non-public information and access to individuals provided to other interested parties in the future.

                                          Very truly yours,

                                          /s/ H. William Lichtenberger
                                          ---------------------------------
                                          H. WILLIAM LICHTENBERGER

  On November 21, 1995, Praxair announced that it had received a request for additional information from the Federal Trade Commission ("FTC") pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR Act"), that it was in the process of complying with such request, and that the initial 15-day waiting period under the HSR Act was extended.

  On December 5, 1995, Praxair and the Company entered into a confidentiality agreement. Among other things, the confidentiality agreement granted Praxair the right to review certain non-public information concerning the Company on a comparable basis to the access to such information provided by the Company to other third parties. The confidentiality agreement also provided that, except under certain conditions, neither

Praxair nor any of its affiliates shall acquire any securities of the Company pursuant to the Offer or otherwise at any time prior to January 15, 1996, or such earlier time as the Company enters into a definitive agreement with any party or parties, including Praxair, with respect to a transaction or transactions for the acquisition of all or a majority of the Company's assets or securities.

  Pursuant to the terms of the confidentiality agreement, Praxair was granted an opportunity to conduct a limited due diligence investigation of certain public and nonpublic information of the Company (which investigation included interviews with certain members of the Company's management). During the course of its review, Praxair was provided by the Company with, among other things, (i) certain financial information regarding each of the Company's businesses and (ii) certain consolidated Company projections for the period 1995 through 1998, which showed a compound annual growth rate for the projection period of 8%, 19% and 42% for revenues, income from operations, and net income to common shareholders, respectively.

  Such projections reflect various assumptions by the Company which may or may not prove to be accurate and there can be no assurance that such results will be realized. As the foregoing projections were supplied by the Company, Praxair and the Purchaser take no responsibility for, and make no representations or warranties, expressed or implied, as to the accuracy or completeness of such projections. Disclosure thereof is being made herein solely because both Praxair and the Purchaser are in possession of such projections. Neither Praxair nor the Purchaser has knowledge of the Company's past ability to meet previous projections and neither Praxair nor the Purchaser is providing any assurances that such projections will be met in the amounts and at the times contemplated thereby.

  The Company prepared such projections in connection with its exploration of alternatives to maximize stockholder value. Such projections were not prepared for, or with a view toward, dissemination to the public. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company or any other person that the projections will prove to be correct.

  On December 19, 1995 Praxair sent the following letter to the Company:

                                                              December 19, 1995

Mr. John E. Jones
Chairman, President and
 Chief Executive Officer
CBI Industries, Inc.
800 Jorie Boulevard
Oak Brook, Illinois 60522-7001

Dear John:

  As I indicated to you during our telephone conversation this morning, Praxair is prepared to increase its offer to acquire CBI Industries to $33 a share subject to the Board of Directors of CBI accepting such proposal and CBI and Praxair entering into a mutually satisfactory merger agreement by 5:00 p.m., Thursday, December 21, 1995.

  Praxair is communicating this proposal to you at this time in the interest of bringing this matter to a prompt and satisfactory conclusion. We think that the underlying values for the businesses and operations of CBI can best be preserved if this matter is resolved without any further significant delay.

  We understand that your Board of Directors will want to carefully consider our proposal and obtain the opinion of its investment bankers as to the fairness of the proposed price of $33 per share. However, as you can appreciate, with a proposal of this sort, time is of the essence. Therefore, if our proposal is not accepted by the deadline set forth above, it will be withdrawn, in which case Praxair would intend to continue with its tender offer for shares of CBI at $32 per share. Furthermore, you should appreciate that Praxair reserves the right in the future to reduce the price it is offering in its tender offer if the businesses and operations of CBI are impaired as a result of any prolonged delay in the resolution of this matter.

  I continue to be hopeful that you and your Board of Directors will accept our offer, and we look forward to receiving your prompt response.

                                          Sincerely,

                                          /s/ H. William Lichtenberger
                                          ---------------------------------
                                          H. WILLIAM LICHTENBERGER

  On December 22, 1995, Praxair issued a press release announcing that, at the request of the Board of Directors of the Company, it had extended the deadline for its proposed expedited merger agreement at $33.00 per Share with the Company until 1:00 p.m. Eastern time on Friday, December 22.

  Also on December 22, 1995, Praxair issued a press release announcing that discussions were underway with the Company regarding Praxair's expedited $33.00 per Share merger offer.

  Also on December 22, 1995, the Board of Directors of the Company met and unanimously approved the Merger Agreement, the Offer and the Merger, determined that each of the Offer and the Merger are fair to and in the best interests of the holders of Shares and voted to recommend that the stockholders of the Company accept the Offer. On the same day, the Board of Directors of Praxair approved the Merger Agreement. The Merger Agreement was thereafter executed on December 22, 1995 by Praxair, the Purchaser and the Company, and Praxair and the Company issued a joint press release announcing the execution of the Merger Agreement.

  On December 28, 1995, the Purchaser and Praxair amended the Offer as required by the Merger Agreement. Also on December 28, 1995, the Company filed an amendment to its Schedule 14D-9, containing, among other things, (i) the recommendation of the Board that the stockholders of the Company accept the Offer and (ii) the opinion of Lehman Bros. Inc. and Merrill Lynch & Co. Inc., its financial advisors, that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

  6. PLANS FOR THE COMPANY. Pursuant to the Merger Agreement, Praxair, the Purchaser and the Company have agreed, among other things, to modify the composition of the Board to include designees of Praxair following consummation of the Offer and to make certain changes to the Company Certificate of Incorporation and By-Laws as of the Effective Time. See Section 7 of this Supplement.

  7. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, a copy of which is attached as Exhibit (a)(27) to Amendment No. 16 to Praxair and the Purchaser's Schedule 14D-1 filed with the Commission with respect to the Offer. Such summary is qualified in its entirety by reference to the text of the Merger Agreement.

  The Amended Offer. Pursuant to the Merger Agreement, Praxair and the Purchaser have agreed, subject to certain conditions, to amend the Offer (i) to increase the price per Share to be paid pursuant to the Offer from $32.00 per Share to $33.00 per Share, net to the seller in cash, (ii) to amend and restate the conditions to the Offer as set forth in their entirety in Section 8 of this Supplement, (iii) to amend the Offer such that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, January 11, 1996 and (iv) to provide for the Merger as promptly as is practicable following the consummation of the Offer.

  The Purchaser also agreed to extend the expiration date of the Offer to 12:00 midnight, New York City time, on Thursday, January 11, 1996. In addition, the Purchaser has agreed that it will not, without the prior written consent of the Company, decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought or extend the Offer (other than as set forth in the next paragraph), amend or waive the Minimum Tender Condition, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares. The Purchaser further agreed that, upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

  Praxair and Purchaser also agreed that Purchaser shall not terminate or withdraw the Offer or extend the scheduled Expiration Date unless at the Expiration Date the conditions to the Offer described in Annex A of the Merger Agreement (as set forth in their entirety in Section 8 of this Supplement) shall not have been satisfied or earlier waived. If at the Expiration Date, such conditions shall not have been satisfied or earlier waived, Purchaser may and, if requested by the Company, will (subject to certain exceptions) extend the Expiration Date on one or more occasions for an additional period or periods of time until the earlier of (i) the date which is sixty business days following the date of the Offer or (ii) the date the Merger Agreement is terminated in accordance with its terms.

  Company Actions. Pursuant to the Merger Agreement, the Company has approved of and consented to the Offer and represented that (i) the Board, by vote of all directors at a meeting duly called and held, has, in light of and subject to the terms and conditions set forth in the Merger Agreement, unanimously (x) determined that each of the Offer and the Merger is fair to, and in the best interests of, the stockholders of the Company and (y) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommended acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company and
(ii) Merrill Lynch & Co. and Lehman Brothers Inc., the Company's financial advisors, have rendered to the Board their respective opinions that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view.

  The Company also has agreed that it shall, on the same day that Purchaser and Praxair file with the Commission this amendment to their Tender Offer Statement on Schedule 14D-1 (and after review by Praxair and the Purchaser), file with the Commission and cause to be disseminated to stockholders of the Company, an amendment to the Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Amended Schedule 14D-9") which amendment shall include, subject to the next sentence, the recommendation described in the preceding paragraph. Subject to the provisions of the Merger Agreement described under "Termination" below, such recommendation may be withdrawn, modified or amended to the extent that the Board deems it necessary to do so in the exercise of its fiduciary and other legal obligations after being so advised by outside counsel.

  Pursuant to the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer which represent at least a majority of the Shares (on a fully diluted basis) and from time to time thereafter, Praxair and Purchaser will be entitled to designate members of the Board such that Praxair and Purchaser will have a number of representatives on the Board, rounded up to the next whole number, equal to the product of (x) the total number of directors on the Board multiplied by (y) the percentage of the outstanding Shares beneficially owned by Purchaser or its affiliates. The Company will, upon request by Praxair or Purchaser, promptly increase the size of the Board to the extent permitted by the Restated Company Certificate of Incorporation and, if necessary, secure the resignations of such number of directors as is necessary to enable Praxair's designees to be elected to the Board and will cause Praxair's designees to be so elected.

  The Company's obligations to appoint Praxair's designees to the Board are subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company has agreed to include in the Amended Schedule 14D-9 such information with respect to the Company and its officers and directors (including any of Praxair's designees), in form and substance satisfactory to Praxair, as is required under such Section and Rule.

  Following the election or appointment of Praxair's designees and prior to the Effective Time, any action to be taken by the Board with respect to the Merger Agreement will require approval by a majority of those directors of the Company who have not been designated by Praxair or the Purchaser. Until the Effective Time, the Company and Praxair will use all reasonable efforts to retain as members of the Board at least two directors who at the time are neither officers of Praxair or the Company (or any of their respective affiliates), nor designees of Purchaser (or any of its affiliates), nor shareholders or affiliates of Purchaser (or any respective affiliate).

  The Merger. The Merger Agreement provides that in accordance with the provisions thereof, at the Effective Time, the Purchaser will be merged with and into the Company, and the Company will be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware. At the Effective Time, the separate corporate existence of the Purchaser shall cease.

  Pursuant to the Merger Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of the Shares, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares owned by Praxair, the Purchaser or any other subsidiary of Praxair or Shares which are held by dissenting stockholders exercising appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive, without interest, $33.00 in cash or such greater amount which may be paid pursuant to the Offer. For a description of certain appraisal rights available to stockholders under Delaware law in connection with the Merger, see Section 15 of the Offer to Purchase.

  As of the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser or the holder thereof, each share of Common Stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one issued and outstanding share of common stock of the Surviving Corporation.

  Pursuant to the Merger Agreement, at the Effective Time, each share of the Convertible Preferred Shares will remain outstanding and will be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the Restated Company Certificate of Incorporation, except that, after the Effective Time, they shall be convertible into the amount of cash that the holder thereof would have been entitled to receive if such holder had converted such Convertible Preferred Shares into Shares immediately prior to the Effective Time.

  Pursuant to the Merger Agreement, each share of 7.48% Cumulative Preferred Stock, Series D of the Company, par value $1.00 per share, and $6.75 Cumulative Preferred Stock, Series E of the Company, par value $1.00 per share, which immediately prior to the Effective Time is issued and outstanding shall remain outstanding and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the Restated Company Certificate of Incorporation.

  Under the Merger Agreement, the Company has agreed to take all actions necessary to provide that, immediately prior to the consummation of the Offer, each outstanding option ("Company Option") to purchase Shares under the Company's Stock Plans (as defined in the Merger Agreement) which is not then exercisable will be exercisable in full and each Company Option (and each related stock appreciation right) outstanding prior to the Effective Time pursuant to any of the Stock Plans, whether or not then exercisable, will be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between $33.00 (or such greater amount which may be paid pursuant to the Offer) and the exercise price per Share of such Company Option multiplied by the number of Shares previously subject to such Company Option (such payment to be net of applicable withholding taxes).

  The Merger Agreement also provides that, subject to certain exceptions, (i) the Stock Plans will terminate immediately following the purchase of Shares pursuant to the Offer and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the

Company or any of its subsidiaries will be deleted as of the Effective Time and (ii) the Company will use all reasonable efforts to ensure that following the Effective Time no holder of Company Options or any participant in the Stock Plans or any other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

  The Merger Agreement provides that the Restated Company Certificate of Incorporation will be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and that the by-laws of the Purchaser in effect at the Effective Time will be the by-laws of the Surviving Corporation until thereafter amended as provided by law.

  Under the Merger Agreement, subject to applicable law, the directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

  Pursuant to the Merger Agreement, the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

  Agreements of the Company, Praxair and the Purchaser. The Merger Agreement provides that the Company, acting through the Board, will take, in accordance with applicable law, the Restated Company Certificate of Incorporation and the Company's by-laws, all action necessary to duly call, give notice of, convene and hold a special meeting of stockholders (the "Special Meeting") as soon as practicable after the purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the Merger Agreement and such other matters as may be necessary to consummate the transactions contemplated by the Merger Agreement. Subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, the Board will recommend approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that Praxair will cause the Shares acquired in the Offer, and any additional Shares owned by it or its affiliates, to be voted in favor of the Merger Agreement and the Merger.

  The Merger Agreement further provides that the Company, acting through its Board, in consultation with Praxair, shall, following consummation of the Offer, file with the Commission a preliminary proxy statement (or, if applicable, a preliminary information statement) relating to the matters to be considered at the Special Meeting and use its reasonable best efforts (x) to obtain and furnish the information required to be included in the proxy statement (or, if applicable, a preliminary information statement) and, after consultation with Praxair, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement (or, if applicable, a preliminary information statement) and to cause a definitive proxy statement (or, if applicable, a definitive information statement) to be mailed to its stockholders and (y) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, to obtain from its stockholders the necessary approvals of the Merger, the Merger Agreement and such other matters as may be necessary to consummate the transactions contemplated by the Merger Agreement. Subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, the Board will include in the proxy statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

  In the Merger Agreement, the Company has covenanted and agreed as to itself and its subsidiaries that, except as contemplated by the Merger Agreement or as expressly agreed to in writing by Praxair, during the period from the date of the Merger Agreement to the date on which Purchaser's nominees comprise a majority of the Board, among other things, (i) each of the Company and its subsidiaries will conduct its business in the ordinary and usual course consistent with past practice, and the Company will use its reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates; (ii) it will not declare, set aside or pay any dividend payable in cash, stock or property in respect of any Shares or preferred shares other than regular quarterly or semi-annual cash dividends not in excess of $0.12 per Share and regular quarterly or semi-annual cash dividends on the preferred shares; and
(iii) neither the Company nor any of its subsidiaries will make any commitments for, make or authorize any capital expenditures other than existing capital expenditures required to be made pursuant to existing capital projects which have been previously authorized or, by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity.

  Pursuant to the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will, and that it will direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), (it is agreed that any action permitted under the exception in the next sentence will not be deemed a prohibited initiation, solicitation, encouragement or facilitation). The Company further agreed that neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries will, and that it will direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, except to the extent legally required for the discharge by the Board of its fiduciary duties as advised by outside counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal with respect to it or any of its subsidiaries, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal with respect to it or any of its subsidiaries or any of their businesses. The Company also agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; it being understood, however, that resumption of any such activities, discussions or negotiations shall not violate this provision to the extent legally required for the discharge by the Board of its fiduciary duties, as advised by outside counsel. The Company agreed that it will use its reasonable best efforts to promptly inform the individuals or entities referred to in the first sentence of this paragraph of such obligations it has undertaken. The Company agreed that it will notify Praxair immediately if (i) any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it or its subsidiaries or (ii) the Company determines that it is legally required for the discharge by the Board of its fiduciary duties as advised by outside counsel to deliver such information or to enter into such negotiations or discussions. The Company also agreed that it will promptly request each person that has executed any confidentiality agreement in connection with the consideration of an Acquisition Proposal with respect to the Company or any of its subsidiaries or any of their businesses to return all confidential information furnished to such person by or on behalf of it or any of its subsidiaries.

  Pursuant to the Merger Agreement and subject to certain terms therein, from the date of the Merger Agreement until the Effective Time, the Company has agreed to, upon reasonable notice, to afford Praxair's officers, employees, counsel, accountants and other representatives access during normal business hours to its properties, books, contracts and records and, during such period, will furnish promptly all information concerning its business, properties and personnel as may be reasonably requested.

  Under the Merger Agreement, before issuing any press release or otherwise making any public announcements with respect to the Merger and other transactions contemplated by the Merger Agreement, Praxair and the Company will use reasonable best efforts to consult with each other.

  Under the Merger Agreement, from and after the Effective Time, Praxair will indemnify, defend and hold harmless each present and former officer, director and employee of the Company, determined as of the Effective Time, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and the Restated Company Certificate of Incorporation or the Company's by-laws to indemnify such Person.

  Pursuant to the Merger Agreement, for a period of not less than five years after the Effective Time, Praxair has agreed that it shall use all reasonable efforts to maintain the Company's existing directors' and officers' liability insurance policy and employee benefit fiduciary liability insurance (provided that Praxair may substitute therefor policies of substantially similar coverage and amounts containing terms which are no less advantageous); provided, however, that Praxair is not obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the premiums paid as of the date of the Merger Agreement by the Company for such insurance.

  Pursuant to the Merger Agreement, Praxair has agreed that, for the period of one year commencing on the consummation of the Offer, the employees of the Company and its subsidiaries and former employees of the Company and its subsidiaries, other than employees covered by collective bargaining agreements, will continue to be provided with benefits under employee benefit plans with a value which is not less in the aggregate than that currently provided by the Company and its subsidiaries to such employees.

  Rights Agreement. In the Merger Agreement, the Company has represented that it will, acting through its Board, take all necessary action prior to the Expiration Date including, without limitation, supplementing or amending the Rights Agreement to ensure that, so long as the Merger Agreement has not been terminated, the Offer is a "Permitted Tender Offer" (as defined in the Rights Agreement), (it being understood that the Company will amend the definition of "Permitted Tender Offer" in the Rights Agreement), no "Distribution Date" (as defined in the Rights Agreement) will occur and Section 11.1(b) of the Rights Agreement will not be triggered, in each case as a result of the announcement, commencement or consummation of the Offer or the execution or delivery of the Merger Agreement with the effect that none of such events will trigger the exercisability of the Rights or the separation of the Rights from the certificates to which they are attached. So long as the Merger Agreement has not been terminated, the Board will take all further action (in addition to that referred to above) requested in writing by Praxair or Purchaser (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement. Except as provided above with respect to the Merger and the other transactions by Praxair or Purchaser, the Board has agreed that it will not (i) amend the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal, provided, however, that nothing herein will be deemed to preclude the Company from taking any action with respect to the Rights Agreement (including any modification or amendment thereto or waiver thereof) as it applies to any third party other than Praxair and the Purchaser to the extent required for the Board to comply with its fiduciary obligations under applicable law, as advised in writing by outside counsel to the Company.

  Representations and Warranties. The Merger Agreement contains certain representations and warranties by the Company, including representations and warranties concerning: the organization, good standing and qualification of the Company and its subsidiaries; the capital structure of the Company; the corporate authority of the Company relative to the execution and delivery of and consummation of the transactions contemplated by the Merger Agreement and approval by the Board regarding certain related matters; the substantial compliance with all applicable law of all Compensation and Benefit Plans (as defined in the Merger Agreement); the absence of any violations of the corporate documents and certain instruments of the Company or its subsidiaries or of any statute, rule, regulation, order or decree, subject to certain exceptions; the accuracy of reports and documents filed by the Company with the Commission since December 31, 1994; the absence since December 31, 1994 to the date of the Merger Agreement of any event or occurrence which, individually or in the aggregate, would have a Company Material Adverse Effect (as defined in the Merger Agreement); and the taking by the Board of all appropriate and necessary action such that the provisions of Section 203 of the Delaware Law will not apply to the transactions contemplated by the Merger Agreement.

  The Merger Agreement also contains certain representations and warranties by Praxair and the Purchaser, including that prior to the consummation of the Offer, Praxair will have caused Purchaser to have at the time of acceptance for payment and purchase of Shares under the Offer and at the Effective Time, the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby and to pay related fees and expenses.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of Praxair and Purchaser to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which (other than the Minimum Tender Condition) may be waived in whole or in part by Praxair or Purchaser, as the case may be, to the extent permitted by applicable law: (a) the Merger Agreement shall have been duly approved by the vote of stockholders of the Company necessary to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, in accordance with applicable law, the Restated Company Certificate of Incorporation and the by-laws of the Company; (b) Purchaser shall have purchased Shares pursuant to the Offer; (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (d) no United States or state court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement (collectively, an "Order");
(e) the Company shall have fulfilled its obligations under the Merger Agreement in connection with Company Options, Stock Plans and the Rights Agreement.

  Under the Merger Agreement, the obligations of the Company to consummate the Merger are subject to the fulfillment of each of the same conditions as stated in the previous paragraph (except for Condition (e)), any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by stockholders of the Company, by the mutual consent of Praxair and the Company, by action of their respective Boards of Directors.

  The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Praxair or the Company if (i) Purchaser shall have terminated the Offer without purchasing any Shares pursuant thereto; provided, that, in the case of termination of the Merger Agreement by Praxair, such termination of the Offer is not in violation of the terms of the Offer or the Merger Agreement or (ii) a majority of the outstanding Shares shall not have been purchased pursuant to the Offer within 60 business days of the date thereof; provided, further, that the right to terminate the Merger Agreement pursuant to this paragraph is not available to any party who at such time is in material breach of its obligations under the Merger Agreement.

  So long as Praxair is not in material breach of any of its obligations under the Merger Agreement, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the purchase of a majority of the outstanding Shares pursuant to the Offer, before or after the approval by stockholders of the Company, by action of the Board of Directors of Praxair, if (x) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any respect as of the Expiration Date as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by the Merger Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in the Merger Agreement); or (y) the Board shall have withdrawn or modified in a manner adverse to Praxair or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or the Board, upon request by Praxair, shall fail to reaffirm such approval or recommendation within 2 business days of such request, or shall have resolved to do any of the foregoing.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Board, if (i) Praxair or Purchaser shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Praxair or Purchaser at or prior to such date of termination, or any representation or warranty made by Praxair in the Merger Agreement shall be untrue or incorrect in any material respect, (ii) Praxair or Purchaser shall have failed to amend the Initial Offer (as defined in the Merger Agreement) within the time required by the Merger Agreement or (iii) the Company receives an Acquisition Proposal on terms the Board (after consultation with its financial advisors) determines to be more favorable to the Company's stockholders than the terms of the Offer and the Merger, and the Board determines, as advised by outside counsel, that it is legally required for the discharge of its fiduciary duties, (A) not to continue to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and (B) to accept such Acquisition Proposal; provided, however, that the Company shall not be permitted to terminate the Merger Agreement pursuant to this paragraph unless it has provided Praxair and Purchaser with two business days' prior written notice of its intent to so terminate the Merger Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Acquisition Proposal; provided, further, that Purchaser shall receive the termination fee set forth in the paragraph below immediately prior to any termination as provided in this paragraph by wire transfer in same day funds.

  The Merger Agreement provides that if (x) (i) the Offer shall have remained open for a minimum of at least 10 business days, (ii) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Praxair or Purchaser or any of their respective subsidiaries or affiliates (collectively, an "Acquiring Person") shall have become the beneficial owner of 10% or more of the outstanding Shares, and (iii) the Minimum Tender Condition shall not have been satisfied and the Amended Offer is terminated in accordance with the Merger Agreement without the purchase of any Shares thereunder, (y) Praxair shall have terminated the Merger Agreement as provided in clause (y) of the paragraph that is two paragraphs preceding this paragraph, or (z) the Company shall have terminated the Merger Agreement as provided in clause (iii) of the preceding paragraph, then the Company, if requested by Praxair, shall promptly, but in no event later than two days after the date of such request, pay Praxair a fee of $43,500,000 which amount shall be payable in same day funds.

  Amendment. Subject to applicable law, the Merger Agreement may be modified or amended by written agreement of Praxair, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein.

  8. CERTAIN CONDITIONS TO THE OFFER. Pursuant to the Merger Agreement, the conditions of the Offer are amended and restated in their entirety as follows:

  Notwithstanding any other provision of the Offer and provided that the Purchaser shall not be obligated to accept for payment any Shares until expiration or termination of all applicable waiting periods under the HSR Act, Purchaser shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or subject to the terms of the Merger Agreement may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if:

    i. there is not tendered and not withdrawn prior to the Expiration Date at least that number of Shares that would represent a majority of all outstanding Shares on a fully diluted basis on the date of purchase. For purposes of the Offer, "on a fully diluted basis" means, as of any date, the number of Shares outstanding together with Shares that the Company is required to issue pursuant to obligations outstanding at that date under convertible securities, stock options or otherwise;

    ii. Purchaser is not, in its reasonable discretion, satisfied that the Rights will not become exercisable upon consummation of the Offer;

    iii. Purchaser is not satisfied, in its reasonable discretion, that after consummation of the Offer, the restrictions contained in Section 203 of the DGCL will not apply to the Merger;

    iv. Purchaser is not satisfied, in its reasonable discretion, that no supermajority vote will be required by Article Tenth or Article Fifteenth of the Restated Company Certificate of Incorporation to approve the Merger or that after consummation of the Offer, Purchaser will otherwise possess sufficient voting power to effect the Merger without the affirmative vote of any person other than Purchaser; or

    v. On or after December 21, 1995 and at or before the time of payment for any of such Shares any of the following shall occur:

      (a) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States (other than the current action in Bosnia), (iv) any limitation (whether or not mandatory) by any Governmental Entity, on the extension of credit by banks or other lending institutions, (v) any significant adverse change in interest rates or major stock indices in the United States or abroad, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from that existing at the close of business on December 21, 1995, (vi) a currency moratorium on or a suspension of, the currency exchange markets in the United States, or (vii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof;

      (b) there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "Action") by any Governmental Entity: (i) challenging the acquisition by Praxair, Purchaser or any other wholly-owned subsidiary of Praxair of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Agreement, the Offer or the Merger, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Agreement, the Offer or the Merger or other subsequent business combination; (ii) seeking to prohibit, or impose any material limitations on, Praxair's, Purchaser's or any other wholly-owned subsidiary of Praxair's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Praxair or Purchaser to dispose of or hold separate all or any portion of Praxair's or Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Agreement, the Offer or the Merger or other subsequent business combination; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Purchaser unable to, or result in a delay in, or restrict, the ability of Purchaser to accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Praxair or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company; or (v) that, in any event, in the reasonable judgment of Purchaser, is reasonably likely to have a Company Material Adverse Effect (other than litigation disclosed in the Company Disclosure Letter);

      (c) any statute, rule, regulation, order, judgment or injunction shall be enacted or entered with respect to the Offer or the Merger, or any other action shall have been taken by any court or other Governmental Entity other than the application to the Offer or the Merger of waiting periods under the HSR Act that, in the reasonable judgment of Praxair or Purchaser, might, directly or indirectly, reasonably be expected to result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (b) above;

      (d) it shall have been publicly disclosed or Praxair shall have learned that (i) any person, entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than ten percent of the Shares (other than for bona fide arbitrage purposes); or
    (ii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to the acquisition of more than 10% of the Shares or a merger, consolidation or other business combination with or involving the Company;

      (e) any change shall have occurred or be threatened (or any development shall have occurred or been threatened involving a prospective change) in the financial condition, businesses or results of operations of the Company or any of its subsidiaries that is or is reasonably likely to be materially adverse to the Company and its subsidiaries taken as a whole, or Praxair or Purchaser shall have become aware of any fact (including, but not limited to, any prior change) that has or is reasonably likely to have a material adverse effect on the value of the Shares or the Company and its subsidiaries taken as a whole to Praxair or Purchaser;

      (f) Purchaser or Praxair and the Company shall have entered into an agreement that the Offer be terminated or amended; or

      (g) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in any respect as of the Expiration Date of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by this Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole;

      (h) the Board (or a majority of the Disinterested Directors) shall have amended, modified or withdrawn its recommendation in favor of the Offer or the Merger, or shall have failed publicly to reconfirm such recommendation upon request by Praxair or Purchaser, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

      (i) the Agreement shall have been terminated by the Company or Praxair or Purchaser in accordance with its terms, or Praxair or Purchaser shall have reached an agreement or understanding in writing with the Company providing for delay in payment for the Shares;

  which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including, without limitation, any action or inaction by Purchaser, Praxair or any other affiliate of Praxair) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

  The foregoing conditions are for the sole benefit of Praxair and Purchaser and their respective affiliates and may be asserted by Praxair and Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Praxair, Purchaser or any of their respective affiliates) giving rise to any such condition other than the Minimum Tender Condition or may be waived by Praxair or Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Praxair or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

  A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

  The Purchaser acknowledges that the Commission believes that (a) if the Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (b) the circumstances which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

  9. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required pursuant to the Offer to purchase the number of Shares outstanding on a fully diluted basis and to pay fees and expenses related to the Offer will be approximately $1.5 billion. The Purchaser plans to obtain the necessary funds through capital contributions or advances made by Praxair. Praxair plans to obtain the necessary funds, together with funds necessary to refinance any existing borrowings of Praxair and its subsidiaries and the Company and its subsidiaries that become payable as a result of completion of the Offer or the Merger, pursuant to borrowings under the Credit Agreement (as defined below) or other borrowings for such capital contribution.

  On December 7, 1995, Praxair entered into a definitive $2,500,000,000 Credit Agreement (the "Credit Agreement") among Praxair, the banks party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, and Chemical Bank, as Administrative Agent and Auction Agent. The proceeds of the loans made under the Credit Agreement will be used by Praxair for the purposes of financing the Offer and consummating the transactions contemplated thereby including without limitation financing the Merger, repaying or refinancing debt of the Company and its Subsidiaries (as defined in the Credit Agreement) and for working capital and general corporate purposes of Praxair and its Subsidiaries.

  A summary of the Credit Agreement is contained in Amendment No. 11 to Praxair's and the Purchaser's Schedule 14D-1 filed with the Commission with respect to the Offer. It does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is also attached as Exhibit (b)(2) to said Amendment.

  10. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

  Pursuant to the Merger Agreement, Praxair, the Purchaser and the Company agreed to immediately dismiss, with each party bearing its own costs and litigation expenses, all proceedings pending between themselves and their affiliates and to sign and deliver such further papers as may be necessary in connection with such dismissals.

  Antitrust. On November 21, 1995, Praxair announced that it had received a request for additional information from the FTC pursuant to the HSR Act that it was in the process of complying with such request, and that the initial 15-day waiting period under the HSR Act was extended. Praxair has reached a tentative agreement with the staff of the FTC concerning a settlement and consent order, which is subject to the approval of the Commissioners of the FTC.

  11. MISCELLANEOUS. Praxair and the Purchaser have filed with the Commission a Schedule 14D-1 and amendments thereto, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file further amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the office of the Commission in the same manner as described in Section 9 of the Offer to Purchase with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

  Except as otherwise set forth in this Supplement and in the revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PRAXAIR OR THE PURCHASER NOT CONTAINED IN THE OFFER TO PURCHASE, AS AMENDED AND SUPPLEMENTED BY THIS SUPPLEMENT, OR IN THE RELATED REVISED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. Neither the delivery of this Supplement or the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Praxair, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Supplement.

                                           PX ACQUISITION CORP.

December 28, 1995

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each holder of Shares or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK
        By Mail:            Facsimile Transmission:     By Hand or Overnight
                                                              Courier:

                        (for Eligible Institutions Only)

    Tender & Exchange           (212) 815-6213
       Department                                         Tender & Exchange
     P.O. Box 11248                                          Department
  Church Street Station                                  101 Barclay Street
 New York, NY 10286-1248                                 Receive and Deliver
                                                               Window
                          For Information Telephone:     New York, NY 10286
                                (800) 507-9357

                               ----------------

  Questions and requests for assistance or for additional copies of the Offer to Purchase, this Supplement, the revised (green) Letter of Transmittal and the revised (blue) Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.

                               909 Third Avenue
                                  20th Floor
                              New York, NY 10022
                                (212) 754-8000
                           Toll Free (800) 566-9061

                              Banks and Brokerage
                              Firms please call:
                                (800) 662-5200

                     The Dealer Manager for the Offer is:

                                CS FIRST BOSTON

                               Park Avenue Plaza
                              55 East 52nd Street
                              New York, NY 10055
                                (800) 227-4117